DELTA AIR LINES, INC.                                                 EXHIBIT 12

STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions except ratio)

                                                                                        Years Ended June 30,
                                                                 ---------------------------------------------------------------
                                                                    1990          1991          1992          1993         1994
                                                                    ----          ----          ----          ----         ----
Earnings (before cumulative effect of accounting changes):
            Net income (loss)                                    $ 303          $ (324)       $ (506)       $ (415)      $ (409)


Add (deduct):
            Income tax (credit) provision                          187            (163)         (271)         (233)        (250)

            Fixed charges                                          272             402           569           615          688
            Interest capitalized                                   (57)            (65)          (70)          (62)         (33)

            Interest offset on
              Guaranteed Serial
              ESOP Notes                                            (7)            (16)          (15)          (15)         (14)

                                                                  --------------------------------------------------------------

Earnings (loss) as adjusted                                      $ 698          $ (166)       $ (293)       $ (110)      $  (18)

                                                                  ==============================================================

Fixed charges:

            Interest expense                                     $  84          $  162        $  221        $  239       $  304
            1/3 of rentals                                         181             224           333           361          370
            Additional interest on
              Guaranteed Serial
              ESOP Notes                                             7              16            15            15           14
                                                                  --------------------------------------------------------------

Total fixed charges                                              $ 272          $  402        $  569        $  615       $  688
                                                                  ==============================================================


Ratio of earnings to fixed charges                                2.57             -             -             -            -

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Earnings for the fiscal years ended June 30, 1991, 1992, 1993, and 1994 were inadequate to cover fixed charges.

Additional earnings of $568 million for the fiscal year ended June 30, 1991, of $862 million for the fiscal year ended June 30, 1992, of $725 million for the fiscal year ended June 30, 1993 and of $706 million for the fiscal year ended June 30, 1994, would have been necessary to bring the ratio to 1.0.